Exhibit 10.2
TRANSITION SERVICES, SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
     This Transition Services, Separation Agreement and Release of All Claims (“Agreement”) is made and entered into by and between John Anderson (“Executive”) and Levi Strauss & Co., and its affiliated entities, including parent, subsidiary, and sister corporations (collectively “LS&Co.” or the “Company”), together referred to as “the parties.”
     In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows.
     1. Transition Services and Separation From Employment.
     (a) Executive agrees that effective September 1, 2011 (the “Transition Date”), he will resign as the Chief Executive Officer of LS&Co. and as a member of the Board of Directors of LS&Co and until then shall perform his duties to the best of his abilities, in the best interests of the Company and in compliance with this Agreement.
     (b) Executive agrees that no later than the Transition Date, at such date determined by the Company, he will resign as director or any other legal position associated with the LS&Co. subsidiaries listed on Attachment A hereto, by means of a resignation letter in form and substance necessary to effect each such resignation, to be delivered to LS&Co. Executive waives any rights to give or receive notice with respect to such resignations.
     (c) Effective as of the Transition Date, Executive shall become a non-executive employee of LS&Co. and, in such position, shall provide transition services to LS&Co. as requested by the Company until the last day of fiscal year 2011 (the “Termination Date”). Effective as of the Termination Date, Executive will cease to be an employee of, or have any connection with, or claims against LS&Co. (except for payments or benefits due hereunder).
     (d) During the period commencing on the Transition Date and ending on the Termination Date (the “Transition Period”), subject to Executive’s compliance with Section 1(c) above and reasonable cooperation with the requests of LS&Co., Executive shall continue to receive his base salary during the Transition Period based on his current annual rate of base salary of $1,275,000, which shall be paid in accordance with LS&Co.’s normal payroll practices, subject to applicable federal, state, local and employment tax withholding. During the Transition Period, Executive shall continue to vest in any outstanding equity awards and remain eligible to participate in the employee benefits offered by LS&Co. in accordance with the terms of such employee benefit plans.
     2. Separation Benefits. If Executive timely signs this Agreement, timely signs and does not revoke a Supplemental Release (as defined in Section 25 below), and he complies with this Agreement (including, without limitation, all provisions of the Severance Plan (as defined in Section 20 below) incorporated by reference herein and his obligations under Sections 1(a), 1(d) and 6 hereof), any Company policy applicable to Executive and the Supplemental Release, he will receive the following benefits in consideration of his transition services, cooperation with the Company and releases of claims in favor of the Company, which are in addition to anything he is otherwise entitled to or has been paid by LS&Co., including but not limited to any accrued and unused salary or vacation pay:
     (a) A lump sum payment equal to $2,524,995, subject to applicable federal, state, local and employment tax withholding, which will be paid on the first full payroll date in January 2012.
     (b) Subject to any payment delay required by Section 13 below, commencing on the second full payroll date in December 2011, LS&Co. will pay to Executive an aggregate amount equal to $4,543,413, subject to applicable federal, state, local and employment tax withholding, which will be paid in equal installments of $57,620.19 over seventy-eight (78) weeks in accordance with the Company’s regular payroll practices; provided that the first payment shall include (i) a payment in lieu of two weeks’ notice equal to $49,038 and (ii) all amounts that would have been paid to Executive had payments commenced effective as of the Transition Date. Provided, however, if Executive dies before all payments are made under this Section 2(b), all remaining payments will be made to Executive’s estate in a lump-sum on the sixtieth (60th) day after Executive’s death, provided that the Company may delay such payments until it is provided with proof of Executive’s death but, in the case of amounts subject to Section 409A (as defined in Section 13(a) below), only within the time periods necessary to avoid the imposition of taxes under Section 409A.
     (c) Upon the Supplemental Release Effective Date, all of Executive’s outstanding unvested stock appreciation rights granted to him by LS&Co. (other than those granted in calendar year 2011 (the “2011 SAR”)) shall vest in full and shall be exercisable following Executive’s termination of employment in accordance with their existing terms. Upon the Supplemental Release Effective Date, the 2011 SAR shall vest as to 25% of the shares covered thereby and shall be exercisable following Executive’s termination of employment in accordance with its existing terms. Executive shall have an eighteen (18)-month post-termination exercise period commencing on the Termination Date during which all of his vested SARs will remain outstanding and exercisable pursuant to the terms of the Company’s 2006 Equity Incentive Plan. Further, the Company agrees that if Executive does not have at least two (2) weeks to exercise his SARs during the final exercise window of his eighteen (18)-month post-termination exercise period, Executive will be permitted to exercise his SARs during the next two (2)-month exercise window, but in no event beyond the expiration date applicable to the SARs.
     (d) Notwithstanding any contrary provision under the Company’s Annual Incentive Plan and in satisfaction of any obligation thereunder, at the time annual bonuses are generally paid under the Annual Incentive Plan, but in no event later than March 15, 2012, LS&Co. will pay to Executive a single cash lump sum payment equal to $1,721,250, which represents Executive’s bonus at target (135% of base salary), for the entire 2011 fiscal year.
     (e) LS&Co. shall pay to Executive his account balance under the following plans as a result of his participation therein, such payments will be made in accordance with the terms of the applicable plan and applicable law (including any vesting requirements) and any election properly made thereunder, in each case, subject to applicable federal, state, local and employment tax withholding:
     i. The Supplemental Executive Incentive Plan;
     ii. The 401(k) Restoration Plan; and
     iii. The Australia Superannuation Plan.
     Executive’s right to the benefits described in this Section 2(e) shall not be subject to the requirement that he sign and not revoke a release of claims in favor of the Company unless required by the applicable plan.
     (f) If Executive or his covered dependents timely elect to receive medical coverage continuation under the Consolidated Budget Reconciliation Act of 1986 (“COBRA”), LS&Co. will pay the same percentage of the monthly cost of the COBRA medical coverage, as it paid for Executive’s medical coverage during his active employment for up to the earlier of eighteen (18) months, or the date Executive becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation, or Executive is entitled to Medicare. During the period of coverage subsidized by LS&Co., Executive will be responsible for payment of the remainder of the cost of COBRA medical coverage, and for the full cost of any dental or vision coverage he or any member of his family elects. Any failure by Executive to pay his portion of coverage will result in termination of continuation coverage and LS&Co.’s obligations under this Section 2(f). Any period of subsidized coverage shall be counted toward Executive’s applicable COBRA entitlement period. After the Company-subsidized coverage period ends, Executive will be responsible for full payment of his entire COBRA premium. Executive agrees to promptly inform LS&Co. as soon as he becomes eligible for coverage under another group health plan. The dollar amount of such COBRA premiums paid by LS&Co. shall be taxable to Executive to the extent required or advisable to avoid potentially adverse tax treatment or other economic consequences to Executive or to LS&Co.
     (g) LS&Co. will pay the cost of premiums for Executive under its standard basic life insurance program not to exceed $10,000 for the same duration that it subsidizes the COBRA coverage in Section 2(f) above.
     (h) The provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement or the Severance Plan (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in any employment-related agreement, other than those benefits expressly set forth in Sections 2 and 5 of this Agreement or pursuant to written equity award agreements with the Company.
     3. Taxes. All separation payments will be treated as wages and will be subject to withholding of applicable taxes, employee social security contributions and other amounts under applicable law.
     4. Payments on Separation from Employment. LS&Co. will pay Executive accrued but unpaid vacation, expense reimbursements, wages, and other vested benefits due to Executive under any Company-provided plans, policies, and arrangements on the Termination Date.
     5. Outplacement Services. Subject to Executive timely signing this Agreement, timely signing and not revoking a Supplemental Release, and complying with this Agreement (including, without limitation, all provisions of the Severance Plan incorporated by reference herein and his obligations under Sections 1(a), 1(d) and 6 hereof), any Company policy applicable to Executive and the Supplemental Release, he may use reasonable executive outplacement services until the one-year anniversary of the Termination Date.
     6. Cooperation. In consideration of this Agreement, Executive will fully cooperate with LS&Co. and its counsel as it relates, in any way, to any issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during his employment with or other services to LS&Co. Full cooperation shall include, but not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to LS&Co. without the need of the subpoena process. In addition, as a condition to LS&Co. executing this Agreement and providing the benefits hereunder, Executive agrees to cooperate in all matters relating to the transition of his employment (including with respect to internal and external communication plans) and other matters reasonably requested by the Board of Directors of LS&Co., whether before or after the Termination Date.
     7. Indemnification. LS&Co. will defend Executive with respect to any claims brought against Executive arising out of his employment or other service relationship with LS&Co., provided that LS&Co. shall select defense counsel and control the defense, subject to the consent of Executive, which consent shall not be unreasonably withheld. In the event that Executive and LS&Co. cannot agree on the selection of defense counsel, or on any decision with respect to the defense of a claim, including but not limited to any decision to settle a claim, LS&Co.’s duty to defend shall cease, and Executive shall assume all defense costs from that time forward, subject to later payment by LS&Co. if it is determined that LS&Co. owes Executive a duty of indemnity that includes those costs. LS&Co. will indemnify Executive to the extent permitted by LS&Co.’s bylaws, and to greatest extent permitted by law, under the laws of the State of Delaware, or the laws of the State of California, as the case may be, without respect to conflicts of law principles, with respect to any judgment, verdict, or order against Executive for conduct by Executive which is within the course and scope of his employment or other service relationship with LS&Co.
     8. Release by Executive. In consideration of the promises set forth in Sections 2 and 5 of this Agreement, Executive, on behalf of himself, his successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them, irrevocably and unconditionally waives, releases, and promises never to assert against LS&Co., and its present and former parent companies, affiliates, subsidiaries, officers, directors, present and former employees, benefit plans, attorneys, insurers, agents, successors, and assigns, and each of them (collectively “releasees”), any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description he may have against releasees, including, without limitation, all those arising out of or related to Executive’s employment or other service relationship with, and termination from LS&Co., or any affiliate, or any other claim of any kind arising from any act or omission that occurred prior to Executive’s execution of this Agreement including the termination of employment contemplated by this Agreement; provided, however, that Executive is not waiving any claims pursuant to this Section 8 under the Age Discrimination in Employment Act (ADEA) or under the Older Workers Benefit Protection Act (OWBPA). Further, Executive is not waiving any claims pursuant to this Section 8 with respect to this Agreement or any rights to indemnification (whether contractual or under applicable law or Company Bylaws) as such rights exist from time to time pursuant to applicable contract or law or Company Bylaws.
     These claims include, but are not limited to, claims arising in any jurisdiction in the world, including any claims under U.S. federal, state, or local statutory or common law such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act; the California Civil Code, the California Labor Code, the California WARN Act (Cal. Labor Code §§1400 et seq.), claims arising under contract or any alleged breach of tort law; and claims arising out of any law or public policy of the United States of America, the State of California, or any other governmental entity.
     Executive accepts the amounts to which he is entitled by virtue of this Agreement as final settlement of accounts between the parties and declares expressly that, subject to performance of this Agreement, neither LS&Co. nor any company affiliated with LS&Co. — wherever located — will have any further obligations vis-a-vis him. Executive confirms that he has no further rights or claims — and to the extent relevant he knowingly and expressly waives any and all of such rights and claims against LS&Co. or any of its affiliates, wherever located and under any applicable laws of any relevant jurisdiction, on the basis of the employment relationship and/or the termination of the employment contract, including (without limitation) with respect to salary, bonuses, commissions, vacation pay, termination, discrimination, outplacement benefits, relocation benefits, protection indemnities of any nature, any other indemnities or on any other basis whatsoever.
     Executive moreover expressly waives the right to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of his rights.
     9. No Existing Claims. Executive warrants that neither Executive nor his successors, heirs, administrators, executors, assigns, attorneys, agents, or representatives have (a) filed, or intend to file, any complaints, charges, grievances, or lawsuits against releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States, or (b) commenced, or intend to commence, any arbitration or other dispute resolution process, and Executive for himself, his successors, heirs, administrators, executors, assigns, attorneys, agents, and representatives, warrants that they will not do so at any time hereafter, and that if any such other complaint, charge, lawsuit, or arbitration has been filed, it will be immediately dismissed with prejudice.
     10. Section 1542 Waiver. Executive waives all rights under California Civil Code section 1542, and any similar statute or rule of decision in any other jurisdiction. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     By waiving all rights under section 1542, Executive acknowledges that this release includes all claims, demands, or causes of action, attorneys’ fees and costs that Executive may have against releasees. It is understood and agreed by Executive that this Agreement waives Civil Code section 1542, and is a full and final release, and that it will extinguish claims, demands and causes of action that are known or unknown, foreseen, or unforeseen, anticipated or unanticipated, of every kind, nature and character Executive may have against LS&Co, as of the date Executive executes this Agreement.
     11. No Admission of Liability. This Agreement is not an admission of liability on the part of releasees, or any of their present or former directors, officers, employees, shareholders, or agents. This Agreement is not an admission, directly or by implication, that releasees, or any of them, has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Executive.
     12. Confidentiality. Executive agrees that confidentiality is one of the most important terms of this Agreement, and that the terms of this Agreement are a private matter. Executive agrees that he has kept his negotiations with LS&Co. confidential, and that he will not directly or indirectly divulge or disclose the terms of this Agreement (or negotiations related thereto) to anyone subject to the following exceptions:
     (a) Executive may disclose the terms of this Agreement as required by any governmental agency or to comply with a lawfully-issued subpoena or court order;
     (b) Executive may disclose the terms of this Agreement to his spouse so long as she is informed of Executive’s obligation to keep this Agreement confidential, and promises to comply with the terms of the Agreement;
     (c) Executive may disclose the terms of this Agreement to his tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of Executive’s obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the terms of the Agreement; and
     (d) Executive may disclose the terms of (but not the negotiations related to) this Agreement once the Agreement has been publicly filed with the U.S. Securities and Exchange Commission.

     Executive further agrees that unless required by law or a lawfully-issued subpoena or court order, or specifically authorized by LS&Co. in advance, he will not directly or indirectly use or disclose to others any information regarding any confidential or proprietary information or trade secrets concerning LS&Co.’s business practices, market research, marketing plans or strategies, new product plans, product projections, financial data or information, product plans or product information, distribution information, sourcing information, customer or vendor information, product marketing campaigns or programs, information about LS&Co. personnel, or any other information considered to be confidential by LS&Co. The parties agree, however, that information will not be deemed confidential if (a) it was in the public domain at or after the time communicated to Executive by a disclosure through no fault of Executive; or (b) it was developed independently by Executive without any relationship to his employment at LS&Co.
     13. Section 409A.
     (a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
     (b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations to the extent permissible thereunder.
     (c) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes hereof.
     (d) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes hereof. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. For this purpose, the term “Section 409A Limit” means two times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
     (e) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (i) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any calendar year shall not in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.
     (f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
     (g) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Executive agrees to amend this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition to Executive under Section 409A, so long as such amendment or action does not reduce Executive’s benefits hereunder. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
     14. Return of Property. Except as otherwise agreed upon by the Company, Executive agrees to account for and return within fourteen (14) business days of the Transition Date of this Agreement all LS&Co. property in his possession or under his control. Executive agrees that payment of his separation payments, enumerated in Sections 2 and 5 above (except those set forth in Section 2(e)), is contingent upon the receipt of this LS&Co. property. “LS&Co. property” includes laptop computer, cellular telephone, credit cards, identification badge, keys, customer lists, customer information, samples, documents, including all forms of electronic documents, samples, prototypes, software, calendars, and policy manuals.
     15. Future Employment. Executive acknowledges that any employment or other relationship he has had with LS&Co. terminates irrevocably effective on the Termination Date, and that as of that date, he has no further relationship in the future with LS&Co., except as may arise out of this Agreement. Executive agrees to waive any claim for reinstatement or rehire and not to seek employment in the future with LS&Co. or any parent, subsidiary or affiliated company.
     16. Attorneys’ Fees and Costs. LS&Co. will reimburse Executive for his reasonable attorney fees incurred in connection with the negotiation of this Agreement up to a maximum of $30,000, upon the submission of the relevant invoices.
     17. Non-Assignment of Claims. Executive represents and warrants that he has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.
     18. Advice of Counsel. In executing this Agreement, Executive acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.
     19. Ambiguities. Executive has reviewed this Agreement, and has had a full opportunity to negotiate its contents. Executive expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Executive agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.
     20. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written, including, but not limited to the Executive’s rights (if any) under the terms of the LS&Co. Executive Severance Plan (Effective January 16, 2008) (the “Severance Plan”); provided that Sections 7, 8 and 10 of the Severance Plan are hereby incorporated by reference into this Agreement. If there are any conflicts between the Severance Plan and this Agreement, this Agreement shall control. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. This Agreement may be modified only in a writing that is signed by both an authorized representative of LS&Co. and Executive.
     21. Choice of Law. The parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of California, and where applicable, of the United States.
     22. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforce-ability of the remaining provisions will not be affected.
     23. Arbitration of Disputes. The parties agree that any dispute arising under this Agreement will be submitted to mandatory binding, arbitration pursuant to the Employment

Dispute Resolution Rules of the American Arbitration Association in effect at the time of the dispute. The arbitration will be held in San Francisco, California. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses; provided, however, that the parties agree to share the cost of the arbitrator’s fees.
     24. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Executive’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of LS&Co., and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.
     25. Execution Deadline and Supplemental Release.
     Executive will have until 5:00 a.m. U.S. Eastern Time on June 16, 2011 (the “Deadline”) to accept the terms of this Agreement. Executive acknowledges that this Agreement does not apply to any new claims that may arise after this Agreement is executed by Executive.
     To accept the Agreement, Executive must sign and date the Agreement and return it to Richard Kauffman by fax or PDF no later than the Deadline. If this Agreement does not become effective by the Deadline, Executive will forfeit any right to severance payments under this Agreement.
     Executive also acknowledge that he does not have any current charge, claim or lawsuit against one or more of the releasees pending before any local, state or federal agency or court regarding his employment and his separation from employment. Executive understands that nothing in this Agreement prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement, Executive is giving up any right to monetary recovery that is based on any of the claims he has released. Executive also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what he has received in this Agreement.
     At least twenty-one (21) days prior to the Termination Date, Executive will be provided a supplemental release of claims having such terms determined by the Company in its sole discretion, pursuant to which Executive will release any and all claims that may have arisen, if any, on or prior to the Termination Date (the “Supplemental Release”), including, without limitation, any claims under ADEA or OWBPA. Executive must execute and return the Supplemental Release on the Termination Date, but not prior to the Termination Date. Executive is advised to consult with an attorney about the Supplemental Release.
     Executive must sign and date the Supplemental Release and return it to Jennifer Chaloemtiarana at LS&Co. Once Executive does so, he will have an additional seven (7) days in which to revoke his acceptance, to revoke, Executive must send to Jennifer Chaloemtiarana at LS&Co. a written statement of revocation by fax or by first class mail. If Executive does not revoke, the eighth (8th) day after the date of his execution of the Supplemental Release will be the “effective date” of the Supplemental Release (the “Supplemental Release Effective Date”).

     If the Supplemental Release does not become effective and irrevocable by the eighth (8th) day following the Termination Date (the “Supplemental Release Deadline”), Executive will forfeit any right to severance payments under this Agreement (other than those set forth in Section 2(e)).
o O o

     The undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences.

Dated: June 16, 2011	/s/ John Anderson
John Anderson

Levi Strauss & Co.

Dated: June 15, 2011	/s/ Patricia Salas Pineda
Patricia Salas Pineda

Human Resources Committee Chairperson

Attachment A
Subsidiaries

Subsidiary	Position
505 Finance C.V.	Director, President
550 Holdings C.V.	Director, President
Dongguan Levi Apparel Company Ltd.	Director
Levi Strauss Argentina, LLC	Director
Levi Strauss International	Director, President
Levi Strauss International, Inc.	Director, President
Levi Strauss Trading Shanghai Ltd.	Director
Levi Strauss U.S.A., LLC.	Director, Chairman
Levi’s Only Stores Georgetown, LLC	Director
Levi’s Only Stores, Inc.	Director